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                                                                Exhibit 3.1(a)

                          Certificate of Incorporation

                                       of

                             The Mentus Corporation

            1. Name. The name of the corporation is The Mentus Corporation.

            2. Registered Office and Agent. The address and registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            4. Authorized Capital. The Corporation shall be authorized to issue Twenty Thousand (20,000) shares of common stock, no par value.

            5. Incorporator. The name and mailing address of the incorporator is:

                 Name                           Mailing Address
                 ----                           ---------------

            Anthony A. Bonacci                  2901 North Central Avenue
                                                Phoenix, Arizona 85012

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

            6. Initial Director. The following person is to serve as the Corporation's sole director until the first annual meeting of stockholders or until his successor or successors are elected and qualified.

                 Name                           Mailing Address
                 ----                           ---------------

            Gerard P. Joyce                     5001 Spring Valley Road
                                                Suite 400E
                                                Dallas, Texas 75244

            7. Bylaws. The Board of Directors of the Corporation shall have the power and authority, at any time and form time to time, to adopt, amend or repeal the Bylaws of the Corporation.
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            8. Ballots. Elections of directors need not be by written ballot except as otherwise provided in the Bylaws of the Corporation.

            9. Larger Vote. The Bylaws of the Corporation may require a larger than majority vote of the stock or of the directors for any corporate action.

            10. Liability of Directors. The liability of directors of the Corporation is eliminated or limited to the full extent permitted by section 102(b)(7) of the General Corporation Law of the State of Delaware, or any successor statute. The provisions of this section shall be deemed to be a contract with each director of the Corporation who serves as such at any time while this section is en effect, and such provisions are cumulative of and shall be in addition to and independent of any and all other limitations on the liabilities of directors of the Corporation. In any action, suit or proceeding involving the application of the provisions of this section, the party or parties challenging the right of a director to the benefits of this section shall have the burden of proof.

            11. Non-Cumulative Voting. All rights to vote and all voting power shall be exclusively vested in the holders of the Corporation's common stock. All voting shall be non-cumulative.

            I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do acknowledge that the facts herein stated are true, and, accordingly, have hereto set my hand this 6th day of June, 1990.



                                          -----------------------------------
                                                Anthony A. Bonacci